Exhibit 3.8

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

THE GSI GROUP, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (together with the schedules attached hereto, this “Agreement”) of The GSI Group, LLC (the “Company”), dated and effective as of December 31, 2017, is entered into by and between AGCO Corporation, a Delaware corporation, and Intersystems Holdings, Inc., a Delaware corporation, as the members of the Company (such parties together with any person or entity admitted as an additional or substitute member of the Company in accordance with the terms of this Agreement, each, a “Member,” and collectively, the “Members”).

The Members, by execution of this Agreement, and pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), hereby agree as follows:

ARTICLE I
THE LIMITED LIABILITY COMPANY

1.1.            Formation. The Company was previously converted to a Delaware limited liability company pursuant to the provisions of the Act, and a Certificate of Formation for the Company (the “Certificate of Formation”) was filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Company and, if required, the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents, and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware.

1.2.            Name. The Company’s name is “The GSI Group, LLC” and its business shall be carried on in such name with such variations and changes as the Board (as hereinafter defined) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.3.            Business Purpose; Powers. The purpose of the Company is to engage in any lawful business, purpose or activity which limited liability companies are permitted to conduct under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

1.4.            Registered Office and Agent. The Company’s registered office required by the Act to be maintained in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The Company’s registered agent in the State of Delaware shall be The Corporation Trust Company or such other person or persons as the Board may designate from time to time.

1.5.            Term. Subject to the provisions of Article VII and Article IX below, the Company shall have perpetual existence.

1.6.            Title to Company Property. Legal title to all property of the Company shall be held, vested and conveyed in the name of the Company, and no real or other property of the Company shall be deemed to be owned by the Members individually. The Common Interests (as hereinafter defined) of the Members shall constitute personal property.

1.7.            Business Transactions of the Members with the Company. In accordance with Section 18-107 of the Act, the Members may transact business with the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a person who is not a member.

1.8.            Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes shall be fixed by the Board and shall initially end on December 31’ of each year.

ARTICLE II
THE MEMBERS

2.1.            The Members. The names and mailing addresses of the Members are as follows:

Name	Mailing Address

AGCO Corporation	4205 River Green Parkway Duluth, GA 30096

Intersystems Holdings, Inc.	9575 North 109th Avenue Omaha, NE 68142

2.2.            Membership Percentage. The percentage of the total Common Interests (as defined below) of the Company held by each Member (the “Membership Percentage”) shall be the percentage set forth opposite such Member’s name on Schedule A attached hereto. The Membership Percentages shall be adjusted from time to time by the unanimous agreement of the Members. Each person listed on Schedule A attached hereto on the date hereof is hereby admitted as a member of the Company upon its execution of a counterpart signature page to this Agreement.

2.3.            Member Meetings.

(a)            Actions by the Members; Meetings. Except as otherwise provided herein or as required by applicable law, the agreement of all of the Members shall be required for the Members to take any action or approve any matter. The Members may take an action or approve a matter either at a meeting by the unanimous vote of the Members or without a meeting by the unanimous written consent of the Members pursuant to subparagraph (b) below. Meetings of the Members may be called at any time by any one Member.

(b)            Action by Written Consent. Any action may be taken and any matter may be approved by the Members without a meeting if authorized by the unanimous written consent of the Members. In no instance where action is authorized by written consent of the Members will a meeting of the Members be called or notice be given. However, a copy of the action taken or matter approved by written consent shall be filed with the records of the Company.

2.4.            Liability of the Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

2.5.            Power to Bind the Company. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement and the Act. Except as otherwise specifically provided by this Agreement, required by the Act, or specifically authorized by the Board pursuant to a duly adopted resolution expressly authorizing such action, no Member, in its capacity as a member of the Company, shall have the power to act for or on behalf of, or to bind, the Company.

2.6.            Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the unanimous approval of the Members. A person or entity shall be admitted to the Company as an additional member of the Company upon the unanimous approval of the Members and such person’s or entity’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.

ARTICLE III
THE BOARD

3.1.            Management by Board of Managers.

(a)            Subject to such matters which are expressly reserved hereunder or under the Act to the Members for decision, the business and affairs of the Company shall be managed by the board of managers (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The Board shall consist of not less than three (3) individuals (the “Managers”), with the exact number of Managers to be determined from time to time by the Members. Managers shall be at least twenty-one (21) years of age and need not be residents of the State of Delaware. The initial Board shall consist of those Managers serving on the Board at the time of the effectiveness of this Agreement, until their respective successors are duly elected and qualified.

(b)            Managers shall be appointed from time to time by the unanimous vote of the Members. Each Manager, including each of the initial Managers, shall serve for a term ending at the next meeting of Members called for the purpose of electing Managers, or until such Manager’s earlier death, resignation or removal.

(c)            The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the removal or replacement of any Manager.

(d)            The Members may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause.

(e)            A Manager may resign at any time by delivering his or her written resignation to the Company. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The acceptance of a resignation by the other Managers shall not be necessary to make it effective.

(f)            The resignation or removal of a Manager who is also a Member shall not constitute a withdrawal or expulsion of the Manager as a member of the Company or otherwise affect the Manager’s rights as a Member. If a Manager resigns or is removed, a meeting of Members to elect a successor must be called promptly and held as soon as reasonably possible.

3.2.            Meetings of the Board.

(a)            The Board shall meet at such times as may be necessary for the Company’s business on at least two (2) days’ prior written notice of the time and place of such meeting. A majority of the Managers shall constitute a quorum for the transaction of business by the Board.

(b)            Notice of any Board meeting may be waived by any Manager before or after such meeting. Any Manager who is present at a Board meeting shall be conclusively presumed to have waived notice of such meeting, except when such Manager attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

(c)            All actions of the Board shall require the affirmative vote of a majority of the Managers.

(d)            Meetings of the Board may be conducted in person or by conference telephone facilities or through any other communications equipment whereby each Manager may hear the other Managers and participate in the meeting, and each Manager shall be entitled to participate in any meeting of the Board by telephone or such other communications equipment. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing. The writing or writings effectuating such written consent must be filed with the minutes of proceedings of the Board.

3.3.            Power to Bind Company. No Manager (acting in his capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action, which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement.

3.4.            Officers and Related Persons. Subject to the terms of any employment agreements to which the Company is a party, the Board shall have the authority to appoint and terminate (with or without cause) officers of the Company and retain and terminate employees, agents and consultants of the Company, and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

ARTICLE IV
CAPITAL STRUCTURE AND CONTRIBUTIONS

4.1.            Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Common Interests”). All Common Interests shall be identical with each other in every respect.

4.2.            Capital Contributions. Each Member has contributed such capital to the Company, if any, as is set forth in the books and records of the Company. From time to time, the Board may determine that the Company requires capital and may request the Members to make capital contributions in an amount determined by the Board. A capital account shall be maintained for each Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

ARTICLE V
PROFITS, LOSSES AND DISTRIBUTIONS

5.1.            Profits and Losses.

(a)            After giving effect to the special allocations set forth in Section 5.1(b), the Company’s net profits or net losses for the Fiscal Year shall be allocated to the Members in proportion to their Membership Percentages.

(b)            Special Allocations.

(i)            Minimum Gain Chargeback. Except as otherwise provided in the U.S. Treasury Regulations (“Regulations”) Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain (as defined and determined under the principles of Regulations Sections 1.704-2(b)(2) and 1.704-2(d)) during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.1(b)(i) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)            Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain (as defined and determined under the principles of Regulations Section 1.704-2(i)(3)) attributable to a Member Nonrecourse Debt (as defined and determined under the principles of Regulations Section 1.704-2(b)(4)) during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.1(b)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)            Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the adjusted capital account deficit of the Member as quickly as possible; provided that an allocation pursuant to this Section 5.1(b)(iii) shall be made only if and to the extent that the Member would have an adjusted capital account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.1(b)(iii) were not in this Agreement.

(iv)            Gross Income Allocation. In the event any Member has a deficit capital account at the end of any Fiscal Year that is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704 2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.1(b)(iv) shall be made only if and to the extent that such Member would have a deficit capital account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.1(b)(iii) and this Section 5.1(b)(iv) were not in this Agreement.

(v)            Nonrecourse Deductions. Nonrecourse Deductions (as defined and determined under the principles of Regulations Section 1.704-2(b)(1)) for any Fiscal Year shall be specially allocated to the Members in proportion to their respective Membership Percentages.

(vi)            Member Nonrecourse Deductions. Any Member Nonrecourse Deductions (as defined and determined under the principles of Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2)) for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(vii)            Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Section 734(b) or Section 743(b) of the Internal Revenue Code of 1986, as amended (the “Code”), is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining capital accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Membership Percentages in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c)            Curative Allocations. The allocations set forth in Sections 5.1(b)(i)-(vii), and 5.1(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.1(c). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s capital account balance is, to the extent possible, equal to the capital account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 5.1(a). In exercising its discretion under this Section 5.1(c), the Board shall take into account future Regulatory Allocations under Section 5.1(a) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.1(b)(v) and 5.1(b)(vi).

(d)            Loss Limitation. Losses allocated pursuant to Section 5.1(a) hereof shall not exceed the maximum amount of losses that can be allocated without causing any Member to have an adjusted capital account deficit at the end of any Fiscal Year. In the event some but not all of the Members would have adjusted capital account deficits as a consequence of an allocation of losses pursuant to Section 5.1(a) hereof, the limitation set forth in this Section 5.1(d) shall be applied on a Member-by-Member basis and losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ capital accounts so as to allocate the maximum permissible losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d). To the extent any Member was allocated losses pursuant to the immediately preceding sentence, such Member shall be allocated profits prior to other Members to the extent of the losses so allocated.

(e)            Other Allocation Rules.

(i)            For purposes of determining the profits, losses, or any other items allocable to any period, profits, losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations thereunder.

(ii)            The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income and loss for income tax purposes.

(iii)            Any “excess nonrecourse liability” of the Company, within the meaning of Regulations Section 1.752-3(a)(3), shall be allocated first among the Members in proportion to and to the extent of the amount of built-in gain that is allocable to each Member on Code Section 704(c) property or property for which reverse Code Section 704(c) allocations are applicable where such property is subject to such nonrecourse liability to the extent that such built-in gain exceeds the gain described in Regulations Section 1.752-3(a)(2) with respect to such property. The amount of any excess nonrecourse liabilities not allocated pursuant to the preceding sentence shall be allocated in accordance with the Members’ interests in Company profits. Solely for purposes of this Section 5.1(e)(iii), the Members’ interests in Company profits are in proportion to their Membership Percentages.

(iv)            To the extent permitted by Regulations Section 1.704-2(h)(3), the Board shall endeavor to treat distributions of net cash flow as having been made from the proceeds of a Nonrecourse Liability (as defined and determined under the principles of Regulations Section 1.704-2(b)(3)) or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an adjusted capital account deficit for any Member.

(f)            Tax Allocations; Code Section 704(c). Except as otherwise provided in this Section 5.1(f), each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Article V. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial book value using the allocation method to be used pursuant to the Regulations under Code Section 704(c) as determined by the Board in its sole discretion.

In the event the book value of any Company asset is adjusted to equal its fair market value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement; provided that any items of loss or deduction attributable to property contributed by a Member shall, to the extent of an amount equal to the excess of (A) the federal income tax basis of such property at the time of its contribution over (B) the book value of such property at such time, be allocated in its entirety to such contributing Member, and the tax basis of such property for purposes of computing the amounts of all items allocated to any other Member (including a transferee of the contributing Member) shall be equal to its book value upon its contribution to the Company. Allocations pursuant to this Section 5.1(f) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s capital account or share of profits, losses, other items, or distributions pursuant to any provision of this Agreement.

5.2.            Distributions. The Board shall determine profits available for distribution and the amount, if any, to be distributed to the Members, and shall authorize and distribute on the Common Interests the determined amount when, as and if declared by the Board. The distributions of the Company shall be allocated to the Members in proportion to their Membership Percentages. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

5.3.            Withholding Taxes. The Company is authorized to withhold from distributions to the Members, or with respect to allocations to the Members, and to pay over to a foreign, Federal, state or local government, any amounts required to be withheld pursuant to applicable tax law. Any amounts so withheld shall be treated as having been distributed to the Members pursuant to this Article V for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to the Members.

ARTICLE VI
ACCOUNTS AND TAXES

6.1.            Books. The Board shall cause complete and accurate books of account of the Company’s affairs to be maintained at the Company’s principal place of business. Such books shall be kept on such method of accounting as the Board shall select. The Company’s accounting period shall be as determined by the Board.

6.2.            Company Tax Returns. At the expense of the Company, the Board (or any officer that the Board may designate) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code, as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated officer will cause to be delivered to each person who was a Member at any time during such Fiscal Year Internal Revenue Service (“IRS”) Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such person’s federal, state and local income tax returns for such Fiscal Year.

6.3.            Tax Treatment. It is the intent of the Members that the Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Regulations Section 301.7701-3.

6.4.            Partnership Representative.

(a)            The Members hereby appoint AGCO Corporation as the “partnership representative” (the “Partnership Representative”) as provided in Code Section 6223(a) (as amended by the Bipartisan Budget Act of 2015 (the “BBA”)). The Partnership Representative may resign at any time. Upon any such resignation, the Members shall appoint a new Partnership Representative.

(b)            The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any federal, state, local or foreign taxing authorities (“Taxing Authorities”), including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees that such Member will not independently act with respect to tax audits or tax litigation of the Company, unless previously authorized to do so in writing by the Partnership Representative, which authorization may be withheld by the Partnership Representative in its sole and absolute discretion. The Partnership Representative shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority.

(c)            To the extent permitted by applicable law and regulations, the Company will annually elect out of the partnership audit procedures enacted under Section 1101 of the BBA (the “BBA Procedures”) for all tax years pursuant to Code Section 6221(b) (as amended by the BBA). For any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures, then within forty-five (45) days of any notice of final partnership adjustment, the Company will elect the alternative procedure under Code Section 6226, as amended by Section 1101 of the BBA, and furnish to the IRS and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d)            Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and taxes imposed pursuant to Code Section 6226 as amended by the BBA) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member.

(e)            Except as otherwise provided herein, the Partnership Representative shall have sole discretion to make any determination regarding income tax elections it deems advisable on behalf of the Company; provided, that the Partnership Representative will make an election under Code Section 754, if requested in writing by another Member.

ARTICLE VII
EVENTS OF DISSOLUTION

7.1.            Events. The Company shall be dissolved upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a)            An election to dissolve the Company made by all of the Members; or

(b)            The entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

7.2.            Continuation. In accordance with Section 18-801 of the Act, the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

ARTICLE VIII
TRANSFER OF INTERESTS IN THE COMPANY

A Member may at any time sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests only with the unanimous written consent of the Members. Upon a transfer in accordance with this Article VIII, the transferee of a Common Interest shall be admitted to the Company as a Member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a Member transfers all of its Common Interests pursuant to this Article VIII, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a Member.

ARTICLE IX
TERMINATION

9.1.            Liquidation. In the event that an Event of Dissolution shall occur, the Company shall be liquidated and its business and affairs shall be wound up, and all Common Interests in the Company shall be cancelled. All proceeds from such liquidation shall be distributed in the following order:

(a)            First, to creditors (including Members and Managers who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof); and

(b)            the balance, if any, to the Members in accordance with their Membership Percentages.

9.2.            Final Accounting. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

9.3.            Distribution in Kind. All or any portion of the Company’s assets may be distributed in kind to the Members in the event the Board determines that it is in the best interests of the Company.

9.4.            Cancellation of Certificate. Upon the completion of the winding up of the Company and the distribution of the Company’s assets, the Company shall be terminated and the Members shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act and to cancel all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and to take such other actions as may be necessary to terminate the Company.

ARTICLE X
EXCULPATION AND INDEMNIFICATION

10.1.            Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Members, Managers, or any officers, directors, stockholders, partners, members, affiliates, employees, representatives or agents of any of the foregoing, or their affiliates, nor any officer, employee, representative or agent of the Company or any of its affiliates (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

10.2.            Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 10.2. with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 10.2. Notwithstanding any other provision of this Article X, any indemnity under this Article X shall be provided out of and to the extent of Company assets only, and the Members shall not have personal liability on account thereof and shall not be required to make additional capital contributions to help satisfy such indemnity by the Company.

10.3.            Amendments. Any repeal or modification of this Article X by the Members shall not adversely affect any rights of such Covered Person pursuant to this Article X, including the right to indemnification and to the advancement of expenses, existing at the time of such repeal or modification or with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XI
AMENDMENT TO AGREEMENT

Amendments to this Agreement and to the Certificate of Formation shall require the unanimous written approval of the Members. An amendment shall become effective as of the date specified in the approval of the Members or if none is specified, as of the date of such approval or as otherwise provided in the Act.

ARTICLE XII
GENERAL PROVISIONS

12.1.            Construction Principles. As used in this Agreement, words in any gender shall be deemed to include all other genders. References in this Agreement to “person” shall mean an individual, corporation, partnership, association, trust or any other entity, group (as such term is used in Section 13 of the Securities Exchange Act of 1934, as amended) or organization, including, without limitation, a governmental body or authority. The singular shall be deemed to include the plural and vice versa. The captions and article and section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation or construction of the provisions of this Agreement.

12.2.            Severability. If any provision or clause of this Agreement is held to be invalid or unenforceable for any reason, such provision or clause shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions and clauses will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Members regarding this Agreement. Otherwise, any invalid or unenforceable provision or clause shall be replaced by the Members with a valid provision or clause which most closely approximates the intent and economic effect of the invalid or unenforceable provision or clause.

12.3.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

12.4.            Binding Effect. Subject to the other provisions of this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Members and their respective heirs, executors, administrators, successors and assigns.

12.5.            Additional Documents and Acts. The Members agree to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and of the transactions contemplated hereby.

12.6.            No Third-Party Beneficiary. Except as provided in Article X, this Agreement is made solely for the benefit of the Members, and no other person, including any creditor of the Company, shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

12.7.            Entire Agreement. This Agreement, together with the Certificate of Formation and all related schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

12.8.            Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amended and Restated Limited Liability Company Agreement as of December 31, 2017.

AGCO CORPORATION

/s/ Andrew H. Beck
Senior Vice President, CFO

INTERSYSTEMS HOLDINGS,

/s/ Hans Lehmann
President

SCHEDULE A

Membership Percentages

Name	Membership Percentage
AGCO Corporation	87%
Intersystems Holdings, Inc.	13%

A-1